EXHIBIT 4.31
MINERAL RIGHTS PURCHASE
 AND SELLING AGREEMENT

MARLENE SOARES TAVARES, Brazilian national, widow, accountant, holder of Brazilian ID card 1.787.273 – SSP/PA and CPF 127.229.012-34, resident at Conjunto Stélio Maroja, Travessa WE-1, Quadra H, Bloco 3, Ap. 101, Bairro Coqueiro, Ananindeua, State of Pará, Zip Code 67.140-300, hereinafter referred to as MARLENE and represented by her attorney-in-fact ANTONIO CARLOS DA PENHA, Brazilian national, married, geologist, holder of CREA ID 1.366-D and CPF 042.256.192-49, resident at Rua Aires Saldanha, no. 13, ap. 608, Copacabana, Rio de Janeiro, RJ, Zip Code 22.060-030, and BRAZAURO RECURSOS MINERAIS LTDA, a limited liability company, registered before the Ministry of Finance under CNPJ 05.943.917/0001-43, with headquarters at Av. Gov. José Malcher, 815, salas 413 e 414, Belém, Pará, Zip Code 66.055-901, hereinafter represented by its director, who undersigns this Agreement, and referred to as BRAZAURO:

I      WHEREAS

A)
MARLENE is the legitimate holder of the REQUEST FOR PROSPECTING MINING LICENSES covered by DNPM processes 859.127/1995 to 859.275/1995, located in the municipality of Itaituba, State of Pará. The conversion of the above mentioned processes into exploration licenses is being assessed by DNPM’s 5th District in Belém-PA, and the resulting processes will remain object of this contract, and will be hereinafter referred to as MINERAL RIGHTS;

B)
BRAZAURO is a mining company whose main objectives are to explore, exploit and manage mineral deposits for the economic use of their mineral assets and by-products, and who is interested in acquiring the MINERAL RIGHTS;

C)	The MINERAL RIGHTS are free and clear of all liens, charges or limitations of ownership whatsoever;

D)	MARLENE is interested in the cession and transfer of the MINERAL RIGHTS to BRAZAURO;

E)	BRAZAURO is interested in undertaking a mineral reserves assessment and exploration program in the area covered by such MINERAL RIGHTS.

F)
BRAZAURO may develop mineral exploration activities at its discretion and exclusivity during the term of this contract, and may assess, explore and undertake economic feasibility studies of mineral reserves found in the area covered by the MINERAL RIGHTS.

The Parties have agreed to the following terms and conditions:

1. FIRST CLAUSE - OBJECT

1.1 The object of this agreement is the establishment of rules and conditions for the acquisition by BRAZAURO of the mineral rights referred to in paragraph A) of this agreement.

2. SECOND CLAUSE - PRICE AND PAYMENT CONDITIONS

2.1 For the acquisition of the above mentioned MINERAL RIGHTS, BRAZAURO shall pay to MARLENE the total amount of R$2,500,000.00 (two million five hundred thousand Brazilian reais) as follows:

2.1.1 R$75,000.00 (seventy five thousand Brazilian reais) on signing of this agreement.

2.1.2 R$75,000.00 (seventy five thousand Brazilian reais) within six months after the date of signature of this agreement, upon publication in the Brazilian Official Gazette (Diario Oficial da União - DOU) of the exploration license that resulted from the conversion of the mining licenses object of this agreement, and also by the signature of an AGREEMENT FOR ASSIGNMENT OF MINERAL RIGHTS to BRAZAURO. In case the publication referred to above is made after six months from the date of signature of this agreement, the payment of such installment shall be made five days after publication of the license in the DOU.

2.1.3 R$50,000.00 (fifty thousand Brazilian reais) within three months after the payment referred to in paragraph 2.1.2 has been made.

2.1.4 R$50,000.00 (fifty thousand Brazilian reais) within six months after the payment referred to in paragraph 2.1.2 has been made.

2.1.5 R$62,500.00 (sixty two thousand, five hundred Brazilian reais) within nine months after the payment referred to in paragraph 2.1.2 has been made.

2.1.6 R$62,500.00 (sixty two thousand, five hundred Brazilian reais) within twelve months after the payment referred to in paragraph 2.1.2 has been made.

2.1.7 R$75,000.00 (seventy five thousand Brazilian reais) within fifteen months after the payment referred to in paragraph 2.1.2 has been made.

2.1.8 R$75,000.00 (seventy five thousand Brazilian reais) within eighteen months after the payment referred to in paragraph 2.1.2 has been made.

2.1.9 R$150,000.00 (one hundred and fifty thousand Brazilian reais) within twenty four months after the payment referred to in paragraph 2.1.2 has been made.

2.1.10 R$1,825,000.00 (one million, eight hundred and twenty five thousand Brazilian reais) within thirty months after the payment referred to in paragraph 2.1.2 has been made, upon approval by the DNPM of the MINERAL RIGHTS assignment to BRAZAURO.

2.1.11 BRAZAURO shall guarantee to MARLENE the payment related to the results sharing of mining activities undertaken in the area object of this agreement in an amount equivalent to 0,5% over the net smelter return (NSR), after deduction of taxes on production and sales as applicable.

2.1.12 The right granted to MARLENE for the results sharing referred to in item 2.1.11 above may be acquired by BRAZAURO at any time and at its own discretion, for which a single payment of R$3,000,000.00 (three million Brazilian reais) will be made.

2.2. In case of rescission by BRAZAURO, the amounts payable will not be collected and no payments made will be reimbursed.

2.3 The payments referred to in Clause 2 above will be made by BRAZAURO to MARLENE’s  attorney-in-fact SOLANGE SIQUEIRA DA PENHA (CPF 690.373.292-68), at the current account number 24.080-X, branch number 4247-1 of Banco do Brasil in Santarém, State of Pará, and the corresponding deposit slips will serve as payment receipts.

2.3.1 Any alteration to the above mentioned bank information shall be made in writing to BRAZAURO, and BRAZAURO will not be deemed accountable for any delay or misplacement of payment resulting from the failure to inform such change.

2.3.2 Should the due date for any payment fall on a non-working day, then it will be due on the first working day following the original due date. Any delays in the payments herein specified will imply the payment of a fine corresponding to 2% of the overdue payment and a daily interest rate of 0.25%.

THIRD CLAUSE – DECLARATIONS AND WARRANTIES OF MARLENE

3.1 MARLENE hereby declares and warrants that she is the only and exclusive holder of the MINERAL RIGHTS object of this agreement and that such MINERAL RIGHTS are free of any legal or extra-legal burden or hindrance or any other liability, and that they are equally free of any irregularity.

3.2 MARLENE hereby declares and warrants on her behalf and on behalf of her successors that she will provide whatever assistance is required for the formal transfer of the MINERAL RIGHTS object of this agreement, as well as for the granting of the corresponding Mineral Licenses by DNPM.

3.3 MARLENE declares and warrants that she will keep confidential all information received as a result of this agreement, which will be deemed restricted and owned by BRAZAURO upon signing of this agreement, and that she will not disclose information in part or in total to third parties.

3.4 MARLENE declares and warrants that she will be responsible for all obligations and liabilities of any nature, which were originated prior to the date of signature of this agreement, including those related to non-compliance with the mineral and environmental legislation.

3.5 By the date of payment of the last installment herein agreed to, MARLENE shall have transferred to BRAZAURO the areas object of this agreement, the MINERAL RIGHTS free of any small-scale prospecting mining activities, and of third parties who are not bound by this agreement.

FOURTH CLAUSE – DECLARATIONS AND WARRANTIES OF BOTH PARTIES

4.1. BRAZAURO and MARLENE hereby declare and warrant that this Agreement is signed in an irrevocably and irretractable manner for all legal purposes, and that they will comply with whatever clauses and conditions herein established, including those related to their successors, except for the provisions regarding termination.

4.2 BRAZAURO and MARLENE hereby declare and warrant that this Agreement and its annexes result from the full understanding between the parties.

4.3 BRAZAURO and MARLENE hereby declare and warrant that they attribute binding power over their conduct to the terms of this Agreement in accordance with the provisions of Article 585, Sub-heading II of the Brazilian Civil Procedure Code.

4.4 BRAZAURO and MARLENE hereby declare and warrant that they will take action, provide information and additional documentation, formalize any agreement required to the good implementation and undertaking of the terms and conditions of this Agreement.

FIFTH CLAUSE – DECLARATIONS AND WARRANTIES OF BRAZAURO

5.1 BRAZAURO hereby declares and warrants that it will be responsible for the payment of any liabilities corresponding to the mineral rights licenses until a decision is made regarding the acquisition or not of these MINERAL RIGHTS.

5.2 The responsibility of BRAZAURO shall be null and void should it formally desist from the acquisition of the MINERAL RIGHTS object of this Agreement in compliance with the provisions of Clause 2.2 above.

5.3 BRAZAURO commits itself to pay the annual fees per hectare, after publication of the exploration license and its possible extension, as long as this agreement is in force per the terms and conditions of Clause Tenth below.

5.4 BRAZAURO commits itself to invest a minimum of R$350,000.00 (three hundred and fifty thousand Brazilian reais) in exploration activities in the area during the first year of contract. In case the contract is renewed for another year, BRAZAURO commits itself to invest a minimum of R$500,000.00 (five hundred thousand Brazilian reais) in the second year of the contract. And, if the contract is renewed for yet another year, BRAZAURO commits itself to invest a minimum of R$750,000.00 (seven hundred and fifty thousand Brazilian reais) in the third year.

5.5 The termination of this agreement by BRAZAURO is conditioned to the payment of the investments foreseen in Clause 5.4, year by year. In case they are not fulfilled, BRAZAURO commits itself to pay MARLENE in cash the remaining or the total amount payable regarding the exploration activities described in Clause 5.4 above.

SIXTH CLAUSE – DURATION

6.1 This agreement is valid from the date of signature until all conditions herein agreed upon have been fulfilled or until BRAZAURO rescinds this Agreement.

SEVENTH CLAUSE – CONFIDENTIALITY

7.1 Unless otherwise required by law, the parties shall keep the terms and conditions of this agreement as strictly confidential, and shall not disclose information in any way for whatever objective other than the objective herein stated. Nevertheless, BRAZAURO may, if deemed necessary and at its own discretion, disclose the results of the exploration work in the Toronto-Canada Stock Exchange and in its website.

7.2 The parties hereby bind themselves and their employees, representatives, or service providers to strict observance of said confidentiality and any geological, economic or business related information that may be disclosed to them.

EIGHTH CLAUSE – ASSIGNMENT OF CONTRACT TO THIRD PARTIES

8.1 BRAZAURO may transfer at its sole discretion, at any time, in part or in total, the rights and obligations set forth in this agreement to third parties, however, MARLENE must be notified by BRAZAURO of such transfer.

NINTH CLAUSE – COMMUNICATION

9.1 All notices, communication, or documents which shall be transmitted between the Parties must be in written form and delivered personally or by letter (AR receipt) at the addresses informed below. The Parties are responsible for informing any change in their addresses:

ANTÕNIO CARLOS DA PENHA – ATTORNEY-IN-FACT
Rua Aires Saldanha, no. 13, AP. 608 – Copacabana
22.060-030 Rio de Janeiro – RJ

BRAZAURO RECURSOS MINERAIS LTDA.
Av. Gov. José Malcher, 815, salas 413 e 414
Belém - PA

TENTH CLAUSE – TERMINATION

10.1 BRAZAURO detains the exclusive right to unilaterally terminate this Agreement at its own discretion provided written notice is given to MARLENE.

10.2 The Parties herein agree that upon termination of this Agreement, BRAZAURO will no longer be liable to pay any installment that have not fallen due provided that MARLENE or its legal successors receives from BRAZAURO (by hand or by AR) the accounting report on the investments made in mineral exploration and on the mineral exploration activities effectively undertaken, at least thirty days before the due date of the next installment. BRAZAURO shall be freed from the obligation to pay any form of compensation to MARLENE, and shall have no right to the reimbursement of installments duly paid prior to the termination of this Agreement.

10.3 Should BRAZAURO make use of its right to terminate this Agreement in accordance with the provisions established in this clause, BRAZAURO will be obliged to hand over to MARLENE a written report containing all data, information and results obtained from the exploration work associated with the MINERAL RIGHTS within ninety days from the date of termination.

10.4 Should BRAZAURO decide to terminate this Agreement, BRAZAURO shall be legally bound to transfer the MINERAL RIGHTS object of this contract to MARLENE by signing an Agreement for the Transfer of Mineral Rights on the date of termination.

10.5 MARLENE will not have the right to terminate this contract except in the case of defaulting on payment by BRAZAURO, which declares itself to be incapable of solving.

ELEVENTH CLAUSE – CONCURRENCE OF THE DNPM

11.1 It is hereby agreed and understood between the Parties that on the fulfillment of the terms set out in this Agreement, the respective payment of the final installment established in Clause 2 above, namely R$1,825,000.00 (one million eight hundred and twenty five thousand Brazilian reais) shall only be made provided final legal approval is formally granted for the definitive concession of the MINERAL RIGHTS to BRAZAURO and said approval is published in the Official Gazette (DOU). The Parties further agree that:

11.1.1 Both Parties commit themselves to making every effort before the DNPM to ensure the regular administration and approval of the process for the concession of the MINERAL RIGHTS object of this Agreement.

11.1.2 The Parties further commit themselves to make due efforts before the DNPM to ensure that the definitive concession of the MINERAL RIGHTS is approved in such a way to become effectively transferred to BRAZAURO.

TWELVETH CLAUSE – DA INVALIDADE PARCIAL

12.1 The eventual nullity, invalidity or unfeasibility of any or more provisions set out in this Agreement shall not affect the validity and the enforceability of the other terms, which shall remain in full force and the Parties hereby declare their willingness to negotiate consensual adjustments to ensure the validity and feasibility of such terms or provisions.

THIRTEENTH CLAUSE – DO CASO FORTUITO E FORÇA MAIOR

13.1 Should BRAZAURO or its contractors be prevented from getting access to the areas to which the MINERAL RIGHTS are associated due to unforeseeable or unavoidable circumstances or force majeure, then the fulfillment of the obligations taken under the terms of this Agreement shall be suspended.

FOURTHEENTH CLAUSE – COURTS

14.1 The Parties agree to designate the Courts of Belém, State of Pará, for the purpose of deciding any issue resulting from this Agreement.

IN WITNESS WHEREOF the authorized representatives of the parties hereto have signed this Agreement as of the date below.

Belém-PA, December 22, 2009

MARLENE SOARES TAVARES	BRAZAURO RESOURCES DO BRASIL LTDA. Elton Luiz da Silva Pereira – General Manager

ANTONIO CARLOS DA PENHA
Attorney-in-fact

Witnesses:

Raimundo Siqueira da Penha Address: Aires Saldanha 13/608 Identity Card # 1427885 CPF: 254.206.902-68	Raquel Siqueira da Penha Address: Rua Aires Saldanha 13/608 Identity Card # 324589-0 CPF: 697.396.762-00